Exhibit 10.24

AMENDED AND RESTATED
THE VALSPAR CORPORATION
EMPLOYEE HEALTH PLAN
WHEREAS, The Valspar Corporation (the “Company”) has entered into the Agreement and Plan of Merger, dated as of March 19, 2016, by and among the Company, The Sherwin-Williams Company (“Parent”) and Viking Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent (the “Merger Agreement”);
WHEREAS, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, the Company desires to amend and restate The Valspar Corporation Employee Health Plan (this “Plan”) in connection with the Merger.

NOW, THEREFORE, the Plan shall be amended and restated as set forth herein, effective as of, and contingent upon, the closing of the Merger (the “Closing”). From and after the Closing, references to the “Company” in this Plan shall be deemed to refer to the surviving corporation in the Merger.

Defined Terms. For purposes of this Plan, each of the following terms shall have the meaning specified below.
“Active Plan” means the group health plan offered to active senior executives of the Company, Parent or their respective affiliates from time to time.
“COBRA” means the Consolidated Omnibus Reconciliation Act and the regulations promulgated thereunder, each as amended from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Comparable Active Plan Premium” means, with respect to each Retiree (and after the death of the Retiree, the Retiree’s eligible spouse, if any) receiving coverage under the Retiree Plan during a calendar year, the monthly amount payable by a similarly situated active employee for similar coverage under the Active Plan during such calendar year.
“Retiree” means each individual who satisfies the eligibility requirements set forth in paragraph 1 under the heading “Eligibility” below, including each individual listed in Section 1 of Annex A hereto who is considered a “Retiree” in accordance with Section 1.
“Retiree Plan” means the group health plan or plans made available from time to time to Retirees under the terms set forth in this Plan.
“Termination for Cause” means the termination of employment with the Company, Parent or any of their respective affiliates as a result of an illegal act, gross insubordination or willful violation of a policy of the Company, Parent or any of their respective affiliates.
“Termination of Employment” means the termination of an individual’s employment with the Company, Parent or any of their respective affiliates.

Eligibility.

1.
Each officer of the Company who satisfies each of the following criteria shall be considered a “Retiree” for purposes of this Plan and be eligible to participate in the Retiree Plan in accordance with the terms of this Plan: (a) the officer’s Termination of Employment occurs at any time after the officer has attained age 55; (b) the officer has served for a period of three consecutive years as an officer of the Company; (c) the Officer’s Termination of Employment occurs for any reason (including, for the avoidance of doubt, due to the officer’s death) other than a Termination for Cause; and (d) the officer is not in Competition (as defined below) with the Company, Parent or their respective affiliates at any time after the officer’s Termination of Employment; provided, that each individual listed in Section 1 of Annex A hereto who remains employed as an officer by the Company and its affiliates through the Closing shall be considered a “Retiree” for purposes of this Plan and shall be eligible to participate in the Retiree Plan without regard to clauses (a) and (b) of this sentence. For the avoidance of doubt, the individuals listed in Section 4 of Annex A are former officers of the Company who have already satisfied the eligibility criteria set forth in clauses (a) through (c) above and, as of September 27, 2016, participate in the Retiree Plan pursuant to the terms of the Plan as in effect at such time.

2.
A Retiree’s spouse and any eligible dependents of a Retiree who, immediately prior to the Retiree’s Termination of Employment, are receiving coverage under the Active Plan (or any other group health plan maintained by the Company, Parent or any of their respective affiliates) shall be eligible for coverage under the Retiree Plan as provided herein; provided, however, that any former spouse or dependent who, on the date of the Retiree’s Termination of Employment, is then receiving COBRA continuation coverage under the Active Plan (or any other group health plan maintained by the Company, Parent or any of their respective affiliates), shall not thereafter be eligible for coverage under the Retiree Plan.

Benefits.

1.
Retiree Plan. The Retiree Plan made available hereunder from time to time shall be no less favorable to Retirees than (a) the Active Plan, or (b) if providing such level of coverage would cause an “excess benefit” which results in the application of an excise tax under Section 4980I of the Code, or the application of any other penalties under the Code, the most favorable group health plan coverage provided to participants in Parent’s retiree medical plan from time to time (it being understood that, if at any time Parent ceases to maintain a retiree medical plan, the Retiree Plan shall thereafter be no less favorable to Retirees than the Active Plan). If more than one Active Plan is maintained at any time by the Company or Parent, as applicable, then corresponding Retiree Plans will be made available under this Plan, subject in each case to the preceding sentence, and each Retiree (and after the death of a Retiree, the Retiree’s eligible spouse), shall be permitted to select among the Retiree Plans during each annual enrollment period in the same manner and to the same extent that active senior executives of the Company and Parent are permitted to select among the corresponding Active Plans.

2.
Payment of Premiums. The entitlement of a Retiree and his or her eligible spouse and dependents, if any, to participate in the Retiree Plan in accordance with the terms of this Plan shall be subject to the obligation of the Retiree (and after the Retiree’s death, the Retiree’s eligible spouse, if any) to pay the applicable premiums as described below under the heading “Premiums and Scheduled Reimbursement”.

3.
Retiree. Each Retiree who, immediately prior to his or her Termination of Employment, is then covered under the Active Plan (or any other group health plan maintained by the Company, Parent or any of their respective affiliates), shall, except as otherwise provided in this Plan, be entitled to participate in the Retiree Plan commencing on the date of such Termination of Employment and continuing for the remainder of the Retiree’s life; provided that (a) from and after the date the Retiree becomes entitled to Medicare, the Retiree’s coverage under the Retiree Plan shall be secondary to Medicare for the Retiree’s life, (b) if the Retiree becomes covered under the group health plan of a subsequent employer, coverage under the Retiree Plan shall be secondary to such coverage and (c) for any Retiree who is party to a Change in Control Employment Agreement listed on Annex B who becomes entitled to group health plan continuation coverage under the terms of such agreement, such Retiree shall be entitled to participate in the Retiree Plan commencing on the date that such continuation coverage ends and continuing for the remainder of such Retiree’s life.

4.
Spouse. The Retiree’s eligible spouse shall be covered by the Retiree Plan as a dependent for the spouse’s life except as provided below; provided, however, that after the spouse becomes entitled to Medicare, the spouse’s coverage under the Retiree Plan will be secondary to Medicare for the spouse’s life. Any person who becomes the spouse of a Retiree after the Retiree first becomes covered by the Retiree Plan shall not be eligible for coverage under the Retiree Plan. If, after the death of a Retiree, the Retiree’s eligible spouse becomes covered under a group health plan either as an employee or as a dependent, coverage under the Retiree Plan shall be secondary to such coverage.

5.
Dependents. Each of a Retiree’s eligible dependents (other than the Retiree’s spouse) shall be covered under the Retiree Plan as a dependent from the date that the Retiree commences participating in the Retiree Plan until such time as the dependent ceases to be an eligible dependent under the Retiree Plan; thereafter, the dependent shall be eligible to continue coverage under the Retiree Plan to the extent required under COBRA. The Retiree may add a dependent, as a result of the birth or legal adoption of a child, to be covered under the Retiree Plan, at any time after the Retiree first becomes covered under the Retiree Plan.

Premiums and Scheduled Reimbursement. All references to “Retiree” under this heading shall be deemed to refer, after a Retiree’s death, to such Retiree’s surviving eligible spouse who is entitled to participate in the Retiree Plan in accordance with the terms of this Plan, if any.

1.
Subject to the obligations of the Company set forth in paragraph 2 below, it is intended that the Retiree pay the full cost of the coverage provided under the Retiree Plan as described herein to the extent required by law to avoid the application of Code §409A (and regulations and other guidance promulgated thereunder) to the coverage provided. To this end, the Company will charge the Retiree for such coverage at 100% of the premium rate (or its equivalent) under the Retiree Plan, which may include an age-adjusted rate to the extent permitted by law, and the Retiree shall be responsible to pay such premium to the Company monthly by the first day of the month for which such coverage is provided, subject to a grace period of 30 days following such first day. The Company or Parent may adjust such premium rate annually as of each January 1, provided the Retiree is provided written notice of the new rate at least 30 days prior to each January 1.

2.
For each full or partial calendar year in which a Retiree participates in the Retiree Plan, the Company or Parent, as applicable, shall reimburse the Retiree for a portion of the monthly premium paid by the Retiree under the Retiree Plan by paying to the Retiree an amount that, after payment by the Retiree of all taxes (and any interest or penalties imposed with respect to such taxes) is equal to: (a) 12 (or such lesser number of full calendar months during such calendar year in which the Retiree participated in the Retiree Plan), multiplied by (b) (i) the monthly premium rate under the Retiree Plan in effect for such calendar year as determined in the immediately preceding paragraph 1, less (ii) the Comparable Active Plan Premium; provided, that with respect to the individuals listed in Section 3 of Annex A, no deduction shall be made for the Comparable Active Plan Premium pursuant to clause (b)(ii) with the result that each such individual shall be fully reimbursed and made whole on an after-tax basis for all premium payments made by him in respect of coverage under the Retiree Plan. Such amount shall be adjusted prior to January 1 of each year, effective as of such January 1, to reflect the change in the premium rate as determined for the next year in accordance with the immediately preceding paragraph 1. The payment specified by this paragraph 2 shall be made by the Company or Parent, as applicable, during the calendar year in which the premium cost is incurred by the Retiree and shall not be subject to liquidation or exchange for another benefit. The reimbursement provided for in this paragraph 2 shall be interpreted and administered as a scheduled payment so as to comply with the requirements of Code §409A and regulations and other guidance promulgated thereunder.
Other Terms and Conditions of Plan Coverage.

1.
Termination due to Nonpayment of Premium. Coverage under the Retiree Plan for the benefit of the Retiree, the Retiree’s eligible spouse and the Retiree’s eligible dependents shall terminate as of the first day of any month in the event that neither the Company nor Parent, as applicable, has received any required premium by the 30th day of that month.

2.
Termination of Coverage due to Competition. Coverage under the Retiree Plan for the benefit of the Retiree, the Retiree’s eligible spouse and any dependents who are then covered by the Retiree Plan (other than any eligible spouse or dependents covered under the Retiree Plan pursuant to Section 4 as a result of a previous “Qualifying Event” within the meaning of COBRA) shall immediately terminate at such time as the Retiree is in Competition with the Company, Parent or their respective affiliates. For purposes of this Plan, “Competition” shall mean, directly or indirectly, employment with or rendering services (including, without limitation, consulting or research) to, or acquiring any kind of ownership in, any person or entity (or any affiliate of an entity where that affiliate renders any services for the benefit of that entity), which is engaged in Competitive Services within any geographic area in which the Company, Parent or their respective affiliates is engaged or has actively taken steps to commence engaging; provided, that “Competition” shall not include direct or indirect passive ownership of not more than one percent of the outstanding stock of any class of a corporation that is publicly traded, so long as the Retiree has no active participation in the business of such corporation. “Competitive Services” means any coatings product, formula, service, process, program, or system (including any aspect or application thereof) that is being designed, developed, marketed, sold, used, or supported by anyone other than the Company, Parent or their respective affiliates and which is of the same general type, performs similar functions, competes with or is used for the same or similar purposes as any product, formula, service, process, program or system offered by the Company, Parent or their respective affiliates.

3.
Termination of Coverage due to Death. Upon the later of the death of the Retiree and the death of the Retiree’s eligible spouse, any and all coverage under the Retiree Plan shall immediately cease, except to the extent required by COBRA as described in paragraph 4 below.

4.	COBRA Continuation Coverage.
(a)    At such time as the Retiree becomes entitled to Medicare or dies while covered under the Retiree Plan, any dependent of the Retiree (other than the Retiree’s eligible spouse) who is then covered under the Retiree Plan shall incur a “Qualifying Event” within the meaning of COBRA and shall be entitled to COBRA continuation coverage (subject to payment of the applicable premium cost) under the Retiree Plan as a “Qualified Beneficiary” for a period of 36 months, subject to earlier termination as provided under COBRA.

(b)    In the event of the divorce or legal separation of the Retiree and the Retiree’s eligible spouse while such spouse is covered under the Retiree Plan, the spouse shall incur a loss of coverage, which shall constitute a “Qualifying Event” for purposes of COBRA and the spouse shall be entitled to COBRA continuation coverage (subject to payment of the applicable premium cost) under the Retiree Plan as a “Qualified Beneficiary” for a period of 36 months, subject to earlier termination as provided under COBRA, except that the spouse may not add a new spouse or children as dependents during such continuation period.

5.	Amendment; Termination.
(a)    Except as otherwise specifically provided in items 1 through 4 above and subject to subparagraph (b) below, the coverage provided under the Retiree Plan shall not be terminated or curtailed by the Company (or any successor thereto) for any Officer whose coverage has commenced or would commence within five years of such termination or curtailment (provided such Officer subsequently satisfies the conditions set forth in paragraph 1 under the heading “Eligibility” above), without regard to any change or termination of the Active Plan.
(b)    Notwithstanding the immediately preceding paragraph (a), this Plan may not be amended at or after the Closing in any manner that adversely impacts the rights of any Covered Participant without such Covered Participant’s consent; provided, however, that notwithstanding the foregoing or any other provisions in this Plan, neither the Parent nor its affiliates shall be prohibited from making changes to the Active Plan or the Retiree Plan so long as Parent and its affiliates continue to comply with paragraph 1 of the Benefits section of this Plan and such changes apply to all current and former employees participating in the Active Plan or Retiree Plan, as applicable. For purposes of this Plan, “Covered Participant” means (i) each individual listed in Section 1 of Annex A, (ii) each individual listed in Section 2 of Annex A who satisfies the conditions set forth in paragraph 1(a), (b) and (d) under the heading “Eligibility” above as of the Closing, (iii) each Retiree who is participating in the Retiree Plan as of the Closing (including, for the avoidance of doubt, each individual listed in Section 3 of Annex A), and (iv) each surviving spouse of an individual described in clause (i), (ii) or (iii) who is otherwise eligible for participation in this Plan in accordance with Section 2 under the heading “Eligibility” above and Section 4 under the heading “Benefits” above.

6.
Rights Non-Forfeitable as of the Closing. Each Covered Participant shall, from and after the Closing, have a non-forfeitable right to participate in the Retiree Plan in accordance with the terms set forth in this Plan.